United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

NMT Medical, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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NMT Medical, Inc.

27 Wormwood Street

Boston, Massachusetts 02210-1625

IMPORTANT!

SUPPLEMENT NO. 1 DATED MAY 20, 2009 TO THE

PROXY STATEMENT DATED APRIL 27, 2009 FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2009

Explanatory Note

This Supplement provides updated information with respect to the 2009 Annual Meeting of Stockholders of NMT Medical, Inc. (the “Meeting”) to be held on Thursday, June 4, 2009, at 1:00 p.m., local time, at the Constitution Room at the Seaport Hotel, One Seaport Lane, Boston Massachusetts, 02210, for the purposes set forth in the Notice of the Annual Meeting of Stockholders dated April 27, 2009 (the “Notice”).

The Notice, proxy statement dated April 27, 2009 (the “Proxy Statement”) and proxy voting form were mailed on or about April 29, 2009 to all stockholders entitled to vote at the Meeting. Except as specifically amended by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate and should be considered in voting your shares.

As used in this Supplement, unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company” and “NMT Medical” refer to NMT Medical, Inc.

Change in Location of the Meeting

Pursuant to this Supplement, we are changing the location of the Meeting, which appears in the Notice and in the first paragraph under the heading “General” on page 1 of the Proxy Statement, from the Company’s offices at 27 Wormwood Street, Boston, Massachusetts 02210 to the Constitution Room at the Seaport Hotel, One Seaport Lane, Boston Massachusetts, 02210.

Execution of Employment Agreement with Francis J. Martin

Pursuant to this Supplement, we are updating the disclosure regarding our oral agreement with Mr. Martin set forth under the heading “Executive Compensation” beginning on page 14 of the Proxy Statement to reflect the execution of a written agreement with Mr. Martin that supersedes such oral agreement and to disclose the material terms of such written Employment Agreement, dated May 20, 2009, by and between us and Mr. Martin (the “Agreement”). The material terms of the Agreement are as follows:

Term

The Company agrees to employ Mr. Martin and Mr. Martin agrees to serve as President and Chief Executive Officer of the Company effective for the period from April 14, 2009 to April 13, 2010, or for a shorter period as may be provided for under the terms of the Agreement; provided that such term of employment shall be automatically extended by additional one-year terms in the event that the Company fails to provide written notice of non-renewal of the Agreement to Mr. Martin not later than 180 days prior to the expiration of his then-current employment term.

Base Salary

Mr. Martin will receive a base salary of $260,000 per year. The Joint Compensation and Options Committee of the Board has the ability to review and establish Mr. Martin’s base salary at least on an annual basis.

Annual Bonus

Pursuant to the terms of the Agreement, Mr. Martin is eligible to receive an annual cash bonus of up to $25,000, with the exact amount of such bonus, if any, to be determined by the Board on an annual basis, in its sole discretion, after consultation with the Joint Compensation and Options Committee of the Board and/or Mr. Martin, as the Board deems appropriate. The bonus, if any, is to be paid no later than the date on which the Company files its Annual Report on Form 10-K for the applicable fiscal year.

Stock Options

The Agreement provides for the grant, effective on May 20, 2009, to Mr. Martin of (i) a stock option to purchase 60,000 shares of the common stock of the Company, with such option vesting in 48 equal monthly installments on each monthly anniversary of the date of grant and (ii) a performance-based stock option to purchase 120,000 shares of the common stock of the Company, with such option vesting based on the average closing stock price of the Company’s common stock in accordance with Schedule I to the Agreement. Each of these stock options becomes immediately exercisable in the event of a Change of Control of the Company (as defined in the Agreement).

Post-Termination Payments and Benefits

Pursuant to the terms of the Agreement, if (i) the Company terminates the Agreement for Cause (as defined in the Agreement) or (ii) Mr. Martin’s employment is terminated by the Company due to Mr. Martin’s death or disability, upon such termination, Mr. Martin will not be entitled to any further payments (other than base salary and benefits earned to the date of termination and, in the case of Disability (as defined in the Agreement), continuation of certain benefits for approximately one year after the Termination Date (as defined in the Agreement)). If Mr. Martin voluntarily terminates his employment with or without Cause, the then-exercisable portion of any options to purchase common stock held by Mr. Martin will remain exercisable for a period of one year following the date of Mr. Martin’s termination, and will thereafter expire.

In the event that Mr. Martin is involuntarily terminated from the Company without cause, he will be entitled to receive (in addition to any base salary and benefits earned to the date of termination and, in the case of Disability (as defined in the Agreement), continuation of certain benefits for approximately one year after the Termination Date (as defined in the Agreement)) his base salary for a period of twelve months from the termination date. Also, if Mr. Martin is involuntarily terminated without Cause, the then-exercisable portion of any options to purchase common stock held by Mr. Martin will remain exercisable for a period of one year following the date of Mr. Martin’s termination, and will thereafter expire.

Benefits

Mr. Martin, and his eligible family members, are entitled to the benefits that the Company provides to all of its employees, including the following general health and welfare benefit plans: medical, dental, life, short-term and long-term disability, vision, and supplemental life insurance. Certain benefits are contributory, such as medical and dental, while others are entirely paid by the Company, such as short and long term disability, group term life and accidental death and disability, or paid by employees, such as vision and supplemental life.

In addition, Mr. Martin is eligible to participate in its 401(k) plan, and may defer between 1% and 15% of his pay on an annual basis pursuant to the terms of the 401(k) plan. In any plan year, the Company may make matching contributions to each participant, including Mr. Martin.

In addition, during the employment term, Mr. Martin is entitled to four weeks of paid vacation per year and is also entitled to all paid holidays given by the Company to its officers and employees. Also, the Company will provide Mr. Martin a monthly automobile allowance of $750.

Perquisites

Mr. Martin is entitled to the same perquisites as are provided in the Company’s applicable plans and programs to its employees generally.